Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of August 25, 2022 by and between China Green Agriculture Inc., a Nevada corporation (the “Company”), having its principal place of business at 3rd Floor, Borough A, Block A. No.181, South Taibai Road, Xi’an, Shaanxi Province, People’s Republic of China 710065, and Zhibiao Pan (the “Executive”). The Company and the Executive may be referred to herein individually as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, the Company desires to retain the services of Executive as the Co-Chief Executive Officer of the Company; and

WHEREAS, Executive has represented that he has the experience, background and expertise necessary to enable him to be the Company’s Co-Chief Executive Officer; and

WHEREAS, based on such representation, and the Company’s reasonable due diligence, the Company wishes to employ Executive as its Co-Chief Executive Officer, and Executive wishes to be so employed, in each case, upon the terms hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the Parties agree as follows:

1.	DEFINITIONS. As used herein, the following terms shall have the following meanings:

1.1 “Affiliate” means any Person controlling, controlled by or under common control with the Company.

1.2 “Board” means the Board of Directors of the Company.

1.3 “Common Stock” means the Company’s $.001 par value per share common stock.

1.4 “Cause” means (i) conviction of any crime whether or not committed in the course of his employment by the Company; (ii) Executive’s refusal to carry out instructions of the Board which are consistent with Executive’s role as Co-Chief Executive Officer; or (iii) the breach of any representation, warranty or agreement between Executive and Company.

1.5 “Date of Termination” means (a) in the case of a termination for which a Notice of Termination (as hereinafter defined in Section 5.3) is required, 30 days from the date of actual receipt of such Notice of Termination or, if later, the date specified therein, as the case may be, and (b) in all other cases, the actual date on which the Executive’s employment terminates during the Term of Employment (as hereinafter defined in Section 3) (it being understood that nothing contained in this definition of “Date of Termination” shall affect any of the cure rights provided to the Executive or the Company in this Agreement).

1.6 “Disability” means Executive’s inability to render, for a period of three consecutive months, services hereunder due to his physical or mental incapacity.

1.7 “Effective Date” means August 25, 2022.

1.8 “Person(s)” means any individual or entity of any kind or nature, including any other person as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, and as used in Sections 13(d) and 14(d) thereof.

1.9 “Prospective Customer” shall mean any Person which has either (a) entered into a nondisclosure agreement with the Company or any Company subsidiary or Affiliate or (b) has within the preceding 12 months received a currently pending and not rejected written proposal in reasonable detail from the Company or any of the Company’s subsidiary or Affiliate.

2.	EMPLOYMENT.

2.1 Agreement to Employ. As of the Effective Date, the Company hereby agrees to employ Executive, and Executive hereby agrees to serve, subject to the provisions of this Agreement, as an officer and employee of the Company.

2.2 Duties and Schedule. Executive shall serve as the Company’s Co-Chief Executive Officer and shall have such responsibilities as designated by the Company’s Board that are not inconsistent with applicable laws, regulations and rules. Executive shall report directly to the Company’s Board, or any designated Committee thereof, as circumstances may require.

3.	TERM OF EMPLOYMENT.

Unless Executive’s employment shall sooner terminate pursuant to Section 5, the Company shall employ Executive for a term commencing on the Effective Date and ending on the first anniversary thereof (the “Term”). The term shall automatically renew for an additional year unless either Party provides notice to the other that the Term shall not continue within 60 days prior to the end of the prior Term. The period during which Executive is employed pursuant to this Agreement shall be referred to as the “Term” or the “Term of Employment”.

4.	COMPENSATION.

4.1 Salary. Executive’s salary during the Term shall be $1 per year (the “Salary”), and such compensation is subject to annual review and adjustment by the Board. A discretionary bonus, if any, may be paid each year as determined solely by the Board.

4.2 Vacation. Executive shall be entitled to fifteen (15) days of paid vacation per year taken at such times so as to not materially impede his duties hereunder. Executive shall be entitled to a pro rata number of days of paid vacation during the period beginning on the Effective Date through the end of the first fiscal year. Vacation days that are not taken may not be carried over into future years. Illness days shall be consistent with the Company’s standard policies and applicable U.S. law. Executive should be entitled to standard U.S. federal government holidays in addition to vacation or illness days.

4.3 Business Expenses. Executive shall be reimbursed by the Company for all ordinary and necessary expenses incurred by Executive in the performance of his duties hereunder on behalf of the Company, such expenses not to exceed $500 per month without the prior written approval of the Company.

4.4 Section 409A Compliance. The Executive and the Company intend that any compensation under this Agreement shall be paid in compliance with Section 409A of the Internal Revenue Code such that there are no adverse tax consequences, interest, or penalties as a result of the payments. Notwithstanding any other provisions of this Agreement to the contrary, any payment or benefits otherwise due to the Executive upon the Executive’s termination from employment with the Company shall not be made until and unless such termination from employment constitutes a “Separation from Service”, as such term is defined under Section 409A of the Internal Revenue Code. These provisions shall have no effect on payments or benefits otherwise due or payable to the Executive or on the Executive’s behalf, which are not on account of the Executive’s termination from employment with the Company, including as a result of the Executive’s death. Furthermore, if the Company reasonably determines that the Executive is a “Specified Employee” as defined by Section 409A, upon termination of Executive’s employment for any reason other than death (whether by resignation or otherwise), no amount may be paid to the Executive earlier than six months after the date of termination of Executive’s employment if such payment would violate Section 409A and the regulations issued thereunder, and payment shall be made, or commence to be made, as the case may be, on the date that is six months and one day after the termination of Executive’s employment. Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A.

5.	TERMINATION.

5.1 Termination Due to Death or Disability.

5.1.1 Death. This Agreement shall terminate immediately upon the death of Executive. Upon Executive’s death, Executive’s estate or Executive’s legal representative, as the case may be, shall be entitled to Executive’s accrued and unpaid Salary and vacation as of the date of Executive’s death, plus all other compensation and benefits that were vested through the date of Executive’s death.

5.1.2 Disability. In the event of Executive’s Disability, this Agreement shall terminate and Executive shall be entitled to (a) accrued and unpaid vacation through the first date that a Disability is determined; and (b) all other compensation and benefits that were vested through the first date that a Disability has been determined.

5.2 Termination . Both the Company and the Executive may terminate the employment hereunder by delivery of written notice to the other party at least thirty (30) days prior to termination date or with a shorter notice period if agreed upon by the Parties. At Company’s sole discretion, it may substitute thirty (30) days salary in lieu of such written notice. However, that in the event of a breach of this Agreement by the Executive or an event which would constitute “Cause”, the Company may immediately terminate this Agreement upon written notice with no waiting period or substituting salary. Upon the effective date of termination under this Section 5.2, Executive shall be entitled to (a) accrued and unpaid vacation through such effective date; and (b) all other compensation and benefits that were vested through such effective date.

5.3 Notice of Termination. Any termination of the Employment by the Company or the Executive shall be communicated by a notice in accordance with Section 8.4 of this Agreement (the “Notice of Termination”).

5.4 Payment. The Executive shall not be entitled to severance payments upon any termination provided in Section 5 herein. Except as otherwise provided in this Agreement, any payments to which the Executive shall be entitled under this Section 5, including, without limitation, any economic equivalent of any benefit, shall be made as promptly as possible following the Date of Termination, but in no event more than 30 days after the Date of Termination. If the amount of any payment due to the Executive cannot be finally determined within thirty (30) days after the Date of Termination, such amount shall be reasonably estimated on a good faith basis by the Company and the estimated amount shall be paid no later than thirty (30) days after such Date of Termination. As soon as practicable thereafter, the final determination of the amount due shall be made and any adjustment requiring a payment to Executive shall be made as promptly as practicable. The payment of any amounts under this Section 5 shall not affect Executive’s rights to receive any workers’ compensation benefits.

6. EXECUTIVE’S REPRESENTATION. The Executive represents and warrants to the Company that: (a) he is subject to no contractual, fiduciary or other obligation which may affect the performance of his duties under this Agreement; (b) he has terminated, in accordance with their terms, any contractual obligation which may affect his performance under this Agreement; and (c) his employment with the Company will not require him to use or disclose proprietary or confidential information of any other person or entity.

7.	NON-COMPETITION: NON-DISCLOSURE; INVENTIONS.

7.1 Trade Secrets. Executive acknowledges that his employment position with the Company is one of trust and confidence. Executive further understands and acknowledges that, during the course of Executive’s employment with the Company, Executive will be entrusted with access to certain confidential information, specialized knowledge and trade secrets which belong to the Company, or its subsidiaries, including, but not limited to, their methods of operation and developing customer base, its manner of cultivating customer relations, its practices and preferences, current and future market strategies, formulas, patterns, patents, devices, secret inventions, processes, compilations of information, records, and customer lists, all of which are regularly used in the operation of their business and which Executive acknowledges have been acquired, learned and developed by them only through the expenditure of substantial sums of money, time and effort, which are not readily ascertainable, and which are discoverable only with substantial effort, and which thus are the confidential and the exclusive Property of the Company and its subsidiaries (hereinafter “Trade Secrets”). Executive covenants and agrees to use his best efforts and utmost diligence to protect those Trade Secrets from disclosure to third parties. Executive further acknowledges that, absent the protections afforded the Company and its subsidiaries in Section 7, Executive would not be entrusted with any of such Trade Secrets. Accordingly, Executive agrees and covenants (which agreement and covenant shall survive the termination of this Agreement regardless of the reason) as follows:

7.1.1 Executive will at no time take any action or make any statement that will disparage or discredit the Company, any of its subsidiaries or their products or services;

7.1.2 During the period of Executive’s employment with the Company and for sixty (60) months immediately following the termination of such employment, Executive will not disclose or reveal to any person, firm or corporation other than in connection with the business of the Company and its subsidiaries or as may be required by law, any Trade Secret used or useable by the Company or any of its subsidiaries, divisions or Affiliates (collectively the “Companies”) in connection with their respective businesses, known to Executive as a result of his employment by the Company, or other relationship with the Companies, and which is not otherwise publicly available. Executive further agrees that during the term of this Agreement and at all times thereafter, he will keep confidential and not disclose or reveal to any person, firm or corporation other than in connection with the business of the Companies or as may be required by applicable law, any information received by him during the course of his employment with regard to the financial, business, or other affairs of the Companies, their respective officers, directors, customers or suppliers which is not publicly available;

7.1.3 Upon the termination of Executive’s employment with the Company, Executive will return to the Company all documents, customer lists, customer information, product samples, presentation materials, drawing specifications, equipment and other materials relating to the business of any of the Companies, which Executive hereby acknowledges are the sole and exclusive property of the Companies or any one of them. Nothing in this Agreement shall prohibit Executive from retaining, at all times any document relating to his personal entitlements and obligations, his rolodex, his personal correspondence files; and any additional personal property;

7.1.4 During the term of the Agreement and, for a period of three (3) months immediately following the termination of the Executive’s employment with the Company, Executive will not: compete, or participate as a shareholder, director, officer, partner (limited or general), trustee, holder of a beneficial interest, employee, agent of or representative in any business competing directly with the Companies without the prior written consent of the Company, which may be withheld in the Company’s sole discretion; provided, however, that nothing contained herein shall be construed to limit or prevent the purchase or beneficial ownership by Executive of less than five percent of any security registered under Section 12 or 15 of the Securities Exchange Act of 1934;

7.1.5 During the term of the Agreement and, for a period of eighteen (18) months immediately following the termination of the Executive’s employment with the Company, Executive will not:

7.1.5.1 solicit or accept competing business from any customer of any of the Companies or any person or entity known by Executive to be or have been, during the preceding 18 months, a customer or Prospective Customer of any of the Companies without the prior written consent of the Company;

7.1.5.2 encourage, request or advise any such customer or Prospective Customer of any of the Companies to withdraw or cancel any of their business from or with any of the Companies; or

7.1.6 Executive will not during the period of his employment with the Company and, subject to the provisions hereof for a period of eighteen (18) months immediately following the termination of Executive’s employment with the Company,

7.1.6.1 conspire with any person employed by any of the Companies with respect to any of the matters covered by this Section 7;

7.1.6.2 encourage, induce or solicit any person employed by any of the Companies to facilitate Executive’s violation of the covenants contained in this Section 7;

7.1.6.3 assist any entity to solicit the employment of any employee of any of the Companies; or

7.1.6.4 employ or hire any employee of any of the Companies, or solicit or induce any such person to join the Executive as a partner, investor, coventurer, or otherwise encourage or induce them to terminate their employment with any of the Companies.

7.2 Executive expressly acknowledges that all of the provisions of this Section 7 of this Agreement have been bargained for and Executive’s agreement hereto is an integral part of the consideration to be rendered by the Executive which justifies the rate and extent of the compensation provided for hereunder.

7.3 Executive acknowledges and agrees that a violation of any one of the covenants contained in this Section 7 shall cause irreparable injury to the Company, that the remedy at law for such a violation would be inadequate and that the Company shall thus be entitled to temporary injunctive relief to enforce that covenant until such time that a court of competent jurisdiction either (a) grants or denies permanent injunctive relief or (b) awards other equitable remedy(s) as it sees fit.

7.4 Successors.

7.4.1 Executive. This Agreement is personal to Executive and, without the prior express written consent of the Company, shall not be assignable by Executive, except that Executive’s rights to receive any compensation or benefits under this Agreement may be transferred or disposed of pursuant to testamentary disposition, intestate succession or a qualified domestic relations order or in connection with a Disability. This Agreement shall inure to the benefit of and be enforceable by Executive’s estate, heirs, beneficiaries, and/or legal representatives.

7.4.2 The Company. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

7.5 Inventions and Patents. The Company shall be entitled to the sole benefit and exclusive ownership of any inventions or improvements in products, processes, or other things that may be made or discovered by Executive while he is in the service of the Company, and all patents for the same. During the Term, Executive shall do all acts necessary or required by the Company to give effect to this section and, following the Term, Executive shall do all acts reasonably necessary or required by the Company to give effect to this section. In all cases, the Company shall pay all costs and fees associated with such acts by Executive.

8.	MISCELLANEOUS.

8.1 Indemnification. The Company and each of its subsidiaries shall, to the maximum extent provided under applicable law, indemnify and hold Executive harmless from and against any expenses, including reasonable attorney’s fees, judgments, fines, settlements and other legally permissible amounts (“Losses”), incurred in connection with any proceeding arising out of, or related to, Executive’s employment by the Company, other than any such Losses incurred as a result of Executive’s negligence or willful misconduct. The Company shall, or shall cause a subsidiary thereof to, advance to Executive any expenses, including attorney’s fees and costs of settlement, incurred in defending any such proceeding to the maximum extent permitted by applicable law. Such costs and expenses incurred by Executive in defense of any such proceeding shall be paid by the Company or applicable subsidiary in advance of the final disposition of such proceeding promptly upon receipt by the Company of (a) written request for payment; (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on behalf of Executive to repay the amounts so advanced if it shall ultimately be determined pursuant to any non-appealable judgment or settlement that Executive is not entitled to be indemnified by the Company or any subsidiary thereof. the Company will provide Executive with coverage under all director’s and officer’s liability insurance policies which is has in effect during the Term, with no deductible to Executive.

8.2 Applicable Law. Except as may be otherwise provided herein, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, applied without reference to principles of conflict of laws.

8.3 Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors or legal representatives.

8.4 Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Zhibiao Pan

3rd Floor, Borough A, Block A. No.181

South Taibai Road, Xi’an, Shaanxi Province,

People’s Republic of China 710065

If to the Company:

3rd Floor, Borough A, Block A. No.181

South Taibai Road, Xi’an, Shaanxi Province,

People’s Republic of China 710065

Attn: Mr. Zhuoyu Li, Chief Executive Officer

Tel: (86-29) 8826-6368

Or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

8.5 Withholding. The Company may withhold from any amounts payable under the Agreement, such federal, state and local income, unemployment, social security and similar employment related taxes and similar employment related withholdings as shall be required to be withheld pursuant to any applicable law or regulation.

8.6 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and any such provision which is not valid or enforceable in whole shall be enforced to the maximum extent permitted by law.

8.7 Captions. The captions of this Agreement are not part of the provisions and shall have no force or effect.

8.8 Entire Agreement. This Agreement contains the entire agreement among the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

8.9 Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement or the Executive’s employment hereunder to the extent necessary to the intended preservation of such rights and obligations.

8.10 Waiver. Either Party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

8.11 Joint Efforts/Counterparts. Preparation of this Agreement shall be deemed to be the joint effort of the parties hereto and shall not be construed more severely against any party. This Agreement may be signed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

8.12 Representation by Counsel. Each Party hereby represents that it has had the opportunity to be represented by legal counsel of its choice in connection with the negotiation and execution of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Executive:	CHINA GREEN AGRICULTURE, INC.

/s/ Zhibiao Pan	/s/ Zhuoyu Li
Zhibiao Pan	Zhuoyu Li
Chairman of the Board of Directors, Chief Executive Officer, and President